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                                                                    EXHIBIT 10.5

                        SEPARATION AND RELEASE AGREEMENT

         This SEPARATION AND RELEASE AGREEMENT (the "Agreement") is dated as of June 8, 2000, and is entered into between PHYCOR, INC., a Tennessee corporation (the "Company"), and DERRIL W. REEVES ("Executive").

         WHEREAS, Executive is currently employed by the Company as Vice Chairman, Executive Vice President and Chief Development Officer; and

         WHEREAS, the Company and Executive wish to terminate Executive's employment and directorship with the Company effective June 8, 2000; and

         WHEREAS, Executive is party to certain compensatory agreements with the Company, and Executive and the Company desire to embody in this Agreement the settlement of all obligations with respect to such agreements, as well as other terms and conditions applicable to Executive's termination of employment; and

         WHEREAS, except to the extent provided herein this Agreement will supersede all prior oral and written agreements, arrangements and understandings relating to the terms and conditions of Executive's employment and directorship and the termination of such employment and directorship.

         NOW, THEREFORE, the parties hereby agree:

         1. Termination Date. Executive's separation from the Company will be effective as of the date hereof (the "Termination Date"). As of the Termination Date, Executive will, and hereby, does relinquish his title of Vice Chairman, Executive Vice President and Chief Development Officer and any other positions which he then holds with the Company or any of its subsidiaries or affiliates. Executive will, and hereby, does resign as a member of the Board of Directors of the Company and as a director of any subsidiaries or affiliates of the Company.

         2. Company Property. Executive will return to the Company all Company-owned property in his possession.

         3. Termination and SERP Benefits. (a) The Company will:

            (i) as soon as practicable after the Termination Date, but in no event more than five (5) business days thereafter, pursuant to the amended SERP, pay the Executive $1,485,703 in a single lump sum;

            (ii) as soon as practicable after the Termination Date, but in no event more than five (5) business days after receipt of the appropriate documents from Security Life of Denver Insurance Company, execute such documents as necessary to transfer legal title of insurance policy number 1066809, which shall be encumbered by a policy loan of approximately $101,000 (the "Policy"), to the Executive pursuant to the SERP. The Company believes the net cash surrender value of the Policy shall not be less than $485,629.30.

            (iii) as soon as practicable after the Termination Date, use its best efforts to obtain consent of the Company's lenders under the Company's Third Amended and Restated Revolving Credit Agreement dated as of January 28, 2000 (the "Credit Facility"), for a lump sum separation payment to Executive of $920,833 million or in the alternative, the payment of such amount in 26 equal monthly installments (the "Separation Payment(s)"). If approval to make the lump sum

Separation Payment is obtained, the Company will promptly pay $920,833 to Executive. If such approval to pay the lump sum Separation Payment is not obtained, but approval to make the Separation Payments over 26 months is obtained, the Company shall commence the Separation Payments promptly, to the extent of and in accordance with such approval, with the initial Separation Payment equal to the product of the monthly installment multiplied by the number of calendar months ended between the date hereof and the receipt of such approval. Thereafter, the Company will pay each monthly Separation Payment on the last day of the month. In the event neither approval is obtained, the Company agrees to make the Separation Payment(s) at the earliest time that the Separation Payment(s) will not result in a financial or accounting charge that causes a default under the Credit Facility covenants applicable to the financial performance of the Company and subsidiaries taken as a whole, as the Credit Facility may be amended from time to time or under similar covenants contained in any replacement senior credit facility.

         The actions described in Sections 3(a)(i), (ii) and (iii) shall collectively be considered the "Termination Payment."

         (b) Such Termination Payment will be in full payment and settlement of any and all amounts and benefits otherwise due, payable or owing to Executive under (i) his Amended and Restated Employment Agreement with the Company dated August 1, 1997 (the "Employment Agreement"), (ii) the Company's Supplemental Executive Retirement Plan (the "SERP"), (iii) the Policy (provided, however, all rights to proceeds from the Policy and the net cash surrender value thereof, shall be the sole property of the Executive), and (iv) any other agreements, plans or arrangements providing for payments, benefits or perquisites of any kind, including but not limited to those described in the Employment Agreement and those relating to the action of the Board of Directors approving a split-dollar life insurance arrangement (all such agreements and plans, including retirement benefits, payable pursuant to the SERP, described in clauses (i) through (iv) being referred to collectively herein as the "Compensation Arrangements"); provided, however, that the foregoing settlement of amounts due, payable or owing under the Compensation Arrangements will not include (A) any waiver of Executive's rights in or to salary or benefits paid or provided or to be paid or provided to Executive pursuant to any of the Compensation Arrangements through the Termination Date, including, without limitation, all Executive accounts relating to pension (including Executive's right to his 401(k) account and a refund of the funds contributed by Executive to date for the 2000 Plan Year to the Company's Employee Stock Purchase Plan), profit sharing, savings or other retirement plans (other than pursuant to the SERP or the Policy) or (B) any waiver of Executive's rights in or to any outstanding stock options held by Executive under the Company's 1988 and 1999 Incentive Stock Plans. Options held by Executive will be exercisable in accordance with their existing terms until 90 days after the Termination Date or such later date as may be provided for in the applicable grant and, to the extent not exercised by such date, will expire and be cancelled. The SERP will be amended in




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a manner consistent with the foregoing to provide the aforementioned retirement benefit.

         (c) Executive covenants to execute any additional documentation and take such other actions as directed by the Company as the Company reasonably deems necessary or appropriate to fully effect a waiver of all rights under the Compensation Arrangements, including any documentation relating to the SERP benefits and the Policy, so as to ensure that no benefits will be payable to Executive under any such arrangements. Executive's right to receive and/or retain the Termination Payment will be contingent on his compliance with these covenants.

         4. Benefit Plans. Except as otherwise specifically provided in this Agreement or by law, Executive's participation in all employee benefit plans and executive compensation plans and practices of the Company will terminate on the Termination Date, and there will be no other payments or benefits payable to Executive by the Company, including, but not limited to, any other salary, bonus, commissions, fees, benefits, transfer of life insurance policies, provision of split-dollar life insurance, or other payments of any nature whatsoever. Notwithstanding the foregoing to the contrary, Executive may elect health care continuation coverage for himself and his covered dependents under the Company's medical plans as required by COBRA, and the Company will make all COBRA premium payments on behalf of the Executive and his dependents. Additionally, for such period of time as the noncompetition provisions of
Section 7 hereof remain in effect beyond the expiration of the maximum period of COBRA-eligibility under then-applicable law, the Company agrees to reimburse Executive for the cost of comparable medical and dental coverage. If Executive obtains other employment and obtains medical and dental insurance with his new employer, the foregoing obligation of the Company with respect to COBRA shall cease. Additionally, for such period of time as the noncompetition provisions of
Section 7 hereof remain in effect, the Company will pay all premiums with regard to long-term disability coverage for the Executive pursuant to his existing policy. If Executive obtains other employment and obtains long-term disability coverage from his new employer, the foregoing obligation of the Company with respect to such coverage shall cease.

         5. Taxes/Tax Reimbursement Payment.

            (a) The payments payable hereunder and the release of the Policy to the Executive under this Agreement will be subject to reduction to satisfy all applicable Federal, state and local withholding obligations.

            (b) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Company to or for the benefit of Executive as a result of a change in control, as defined in Section 280G of the Internal Revenue Code (the "Code"), (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section, a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax together with



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any such interest and penalties are hereinafter collectively referred to as the
"Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (c) Subject to the procedures of subsection (d) below regarding contest and payment of claims, the initial determination with respect to Excise Tax liability described in this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by the Executive, subject to the consent of the Company, which consent shall not be unreasonably withheld (the "Tax Firm"); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by the Executive unless it delivers to Executive a written opinion (the "Tax Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Executive's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Executive. All fees and expenses of the Tax Firm shall be borne solely by the Company. Within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company, the Tax Firm shall make all determinations required under this Section 5, shall provide to the Company and Executive a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to the Executive. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Executive within fifteen (15) days of the receipt of the Tax Firm's determination. Subject to the other provisions of this Section 5, any determination by the Tax Firm shall be binding upon the Company and the Executive with respect to their respective tax reporting positions; provided, however, that the Executive shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Tax Opinion, are reasonable and reasonably supported by applicable law. The parties acknowledge, however, that as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder or as a result of a contrary determination by the Internal Revenue Service, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in subsection
(d) below that the Executive is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of



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Executive. In determining the reasonableness of the Tax Firm's determinations hereunder and the effect thereof, the Executive shall be provided a reasonable opportunity to review such determinations with the Tax Firm and the Executive's tax counsel. The Tax Firm's determinations hereunder, and the Tax Opinion, shall not be deemed reasonable until the Executive's reasonable objections and comments thereto have been satisfactorily accommodated by the Tax Firm.

            (d) The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) calendar days after Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this Section 5 except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company does not notify the Executive in writing prior to the expiration of such 30-day period that it desires to contest such claim, the Executive may assume defense of the claim or present the claim to the Company for payment, which amount shall be paid by the Company to Executive within thirty (30) days of such presentment for payment. If the Company elects not to contest such claim and the Executive assumes the defense thereof, the Company may participate in any proceedings relating to such claim. If the Company notifies the Executive in writing prior to the expiration of such 30-day period that it desires to contest such claim, the Executive shall:

                  (1) give the Company any information reasonably requested by the Company relating to such claim;

                  (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive; and

                  (3) cooperate with the Company in good faith in order effectively to contest such claim; provided,

however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this subsection (d), the Company shall have the right, at its sole option, to assume the defense of and



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control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (e) If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 5, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of subsection (d) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (d) above, a determination is made that the Executive is not entitled to a refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty
(30) days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         6. Payment Upon Death. Executive's rights and obligations under this Agreement are not transferable. However, if Executive should die while any amounts would still be payable to him hereunder, all such amounts will be payable to Executive's estate, heirs, executors or beneficiaries in accordance with the terms hereof.

         7. Covenants and Prior Agreement. (a) The covenants set forth in Sections 3 and 4 of the Employment Agreement and the related provisions of
Section 5 of the Employment Agreement will continue to apply after the Termination Date in accordance with their terms; provided that the definition of the term "Business" set forth in Section 4.1 of the Employment Agreement shall be amended to delete subparagraph (i) in its entirety and replace it with the following:

         (i) operate, develop or own any interest (other than the ownership of less than 5% of the equity securities of a publicly traded company), in any entity which relates to or which has announced intentions to focus significant resources relating to, the ownership, management or operation of multi-specialty clinics,



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physician group practices (including physician groups employed or managed by hospitals or health systems), independent practice associations, provider health organizations, preferred provider organizations and an entity which provides direct contracting of physician networks and other related benefit services (the "Business"), provided, however, the definition of Business shall exclude any entity which (i) derived less than twenty-five percent (25%) of its annual consolidated revenues for the fiscal year immediately prior to Executive's proposed relationship with such entity from the Business, (ii) is anticipated to derive less than twenty-five percent (25%) of its anticipated annual consolidated revenues in the then current fiscal year from the Business, (iii) derived total revenue from the Business that was less than $200,000,000 for the fiscal year immediately prior to the Executive's proposed relationship with such entity, and (iv) is anticipated to derive total revenue from the Business that is less than $200,000,000 for the then current fiscal year.

         (b) For the avoidance of doubt, the parties agree that the covenants of Executive set forth in Section 4.1 of the Employment Agreement shall terminate on June 30, 2002. All other sections of the Employment Agreement are terminated. Moreover, in the event of any inconsistency between the provisions of the Employment Agreement and this Agreement, the provisions of this Agreement shall control.

         (c) Notwithstanding anything to the contrary herein, the Company acknowledges and agrees that as of the day after the Termination Date, Executive shall be permitted to seek and maintain employment consistent with the terms of this Agreement and Section 4.1 of the Employment Agreement as modified in
Section 7(a) hereto, without diminution of Company's obligations hereunder.

         8. Release and Waiver of Claims. (a) Effective as of the Termination Date, subject to Section 9 hereof, in consideration of the payments, benefits, and other consideration provided to Executive under this Agreement, Executive, for himself and his family, heirs, executors, administrators, legal representatives, and their respective successors and assigns, hereby releases and forever discharges the Company, all of its subsidiaries and affiliates, each of their owners, officers, directors, employees, agents, stockholders, representatives, and their successors and assigns (collectively, "Company Entities"), from any and all charges, complaints, obligations, liabilities, promises, agreements, rights, claims, debts, expenses or demands Executive now has or may have, arising at any time on or before the date hereof, based on his employment with any Company Entity or the termination of that employment or any positions, including directorships, with any Company Entity, including without limitation any claims under the Compensation Arrangements. This includes a release of any and all rights, claims or demands Executive has or may have, whether known or unknown, under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a



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release by Executive of any claims for wrongful discharge under any statute, rule, regulation or under the common law. Executive hereby represents that he has not filed any complaints or charges against the Company with any local, state or federal agency or court related to Employee's employment with or separation from the Company and agrees never individually or with any person to file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against any Company Entity, with respect to any of the matters released by Executive pursuant to this Section 8(a).

         (b) Effective as of the Termination Date, subject to Section 9 hereof, in consideration of the early termination of the Compensation Arrangements and other consideration provided to Company under this Agreement, Company, for itself and the other Company Entities, hereby releases and forever discharges Executive and the Executive Related Persons from all rights, claims or demands Company or any of the other Company Entities may have, arising at any time on or before the date hereof, based on Executive's employment with any Company Entity or the termination of that employment, Executive's service as an officer of Company or any of the other Company Entities or Executive's service as a member of the board of directors of Company or any of the other Company Entities, including without limitation, any claims under the Compensation Arrangements. Company hereby agrees, for itself and the other Company Entities, never individually or with any person to file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against Executive or any Executive Related Person, with respect to any of the matters released by Company and the other Company Entities pursuant to this Section 8(b).

         9. Rights Not Released or Waived. Section 8 hereof notwithstanding, by signing this Agreement, neither Executive nor the Company will have relinquished his right to enforce the provisions of this Agreement.

         10. Non-Admission. Executive expressly acknowledges that this Agreement does not constitute an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.

         11. Non-Disparagement. Executive agrees that he will not at any time after the date hereof disparage or otherwise make any statement or take any action which could reasonably be expected to injure the business or reputation of the Company or any of its subsidiaries, officers, directors, shareholders or any of their respective affiliates. Company agrees, on behalf of itself and the other Company Entities, that it or they will not at any time after the date hereof disparage or otherwise make any statement or take any action which could reasonably be expected to injure the reputation of Executive. The obligations of Executive under this Section 11 will not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

         12. Certain Litigation Matters. The parties recognize that Executive has been named individually in several pending lawsuits against the Company and other individuals, and Executive may be named in additional actions. The Company agrees that it will continue to provide a defense for Executive and



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will continue to indemnify Executive with respect to any costs, expenses, or losses relating to any present or future actions relating to his role as an executive, officer or director of the Company, its subsidiaries or affiliates, to the same extent as allowed under the Company's current Bylaws or under current Company policy with respect to claims against executives, officers and directors of the Company. Furthermore, the Company shall continue to maintain any director's and officer's liability insurance coverage with respect to such claims against Executive in any of the foregoing capacities for six (6) years following the date hereof. Executive agrees that he will participate in, and cooperate with, such defense without additional compensation from the Company, provided, that the Company will reimburse Executive with respect to any expense incurred by Executive as the result of participating in, and cooperating with, such defense. It is the intent of the parties that this Agreement shall neither limit Executive's indemnification rights from those currently available to Executive nor provide Executive with any additional right to indemnification; provided, however, the Company agrees that during his tenure as a Non-Employee Director, Executive shall be entitled to the same indemnification protections as all other Non-Employee Directors.

         13. Confidentiality. Executive and the Company hereby agree to keep the terms of this Agreement confidential; provided however, that the Company may release a mutually agreeable public announcement regarding Executive's separation from the Company. The obligations of Executive and the Company under this Section 13 will not apply to disclosures required by applicable law, regulation or order of a court or governmental agency, as reasonably determined by the Company. In addition, the obligations of Executive under this Section 13 will not apply to disclosures by Executive in private conversations with potential employers or business partners; provided, however, Executive shall request that such information remain confidential.

         14. Opportunity for Advice. (a) By signing this Agreement, Executive acknowledges, represents and agrees that with the advice of the Company, he has had a reasonable opportunity to consider advice from his legal counsel regarding all aspects of this Agreement. Executive states that he has carefully read and fully understands all of the provisions of this Agreement, and Executive is entering into this Agreement knowingly and voluntarily and Executive further understands that the Company is relying on this and all other representations he has made herein.

         (b) The Company agrees to pay on Executive's behalf all reasonable legal fees and related costs incurred by him in connection with the negotiation and execution of this Agreement.

         15. Acceptance. To accept this Agreement, Executive will execute and date this Agreement on the spaces provided and return a copy to the Company. This Agreement will take effect upon Executive's execution of this Agreement.

         16. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the Executive's employment and termination thereof. Except as specifically provided herein, this Agreement will supersede the Employment Agreement in all respects effective as of the Termination Date. THIS AGREEMENT WILL BE GOVERNED BY AND



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CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE
APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

         17. Miscellaneous. (a) This Agreement shall be binding upon the parties hereto and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit thereof.

         (b) The language of all parties of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

         (c) Should any provision of this Agreement be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

         (d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

         (e) Except as provided herein, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

         PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.




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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                         EXECUTIVE


  /s/ Monte S. Frankenfield              /s/ Derril W. Reeves
------------------------------------     ---------------------------------------
Witness:                                 Derril W. Reeves


                                         PHYCOR, INC.



                                         By: /s/ Tarpley B. Jones
------------------------------------         -----------------------------------
Witness:                                 Name: Tarpley B. Jones
                                         Title: EVP & CFO






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